Exhibit 99.1

SoundThinking to be Acquired by Transom Capital Group

SoundThinking shareholders to receive $8.00 per share in cash,

plus one non-transferable contingent value right (CVR) for up to an additional $3.00 per share

Upfront cash consideration of $8.00 per share represents a 46% premium to closing price on September 28, 2026

Shareholders owning approximately 33% of SoundThinking’s outstanding common stock have already agreed to tender their shares in the tender offer

FREMONT, Calif. and LOS ANGELES — September 29, 2026 — SoundThinking, Inc. (Nasdaq: SSTI) (“SoundThinking” or the “Company”), a leading public safety technology company, and Transom Capital Group (“Transom”), an operationally focused middle-market private equity firm, today announced that they have entered into a definitive merger agreement (“Merger Agreement”) under which Transom will acquire SoundThinking through a tender offer for $8.00 per share in cash, and one non-transferable CVR worth up to $3.00 per share, for aggregate potential consideration of up to $11.00 per share in cash.

The implied enterprise value of SoundThinking based solely on the up-front cash consideration is approximately $114 million, and the total enterprise value with payment of the maximum CVR payment is approximately $159 million.

The up-front cash consideration offer price represents a premium of 46% to the closing price per share of the Company’s common stock on September 28, 2026 (the last trading day prior to the announcement of the transaction). If the shareholders ultimately receive CVR payments, the premium received by the Company’s shareholders will be higher. For example, if the shareholders ultimately receive CVR payments equal to the maximum payment of $3.00 per CVR, the aggregate consideration received through the offer would represent a premium of 101% to the closing price per share of the Company’s common stock on September 28, 2026.

“We are pleased to have entered into an agreement with Transom that delivers significant, immediate and certain value to our shareholders with additional future upside potential,” said Deborah Grant, Chair of the SoundThinking Board. “The SoundThinking Board of Directors regularly evaluates opportunities available to the Company and our standalone plans. Given the dynamic market environment, our Board believes that this transaction maximizes value for shareholders while positioning our business for the future. We are confident that our agreement with Transom is in the best interests of the Company and all our shareholders.”

“Joining forces with Transom marks an important milestone for SoundThinking and reflects the progress we have made in evolving into a broader public safety platform,” said Ralph Clark, President and CEO of SoundThinking. “Our focus has always been helping communities become safer and more resilient through data and technology, and we believe that moving forward as a private company with Transom will enable us to operate with greater flexibility to better support customers and deliver on our mission. Transom recognizes the value of our technology and the dedication of our team, and we are excited to partner with them as we begin this next phase.”

“SoundThinking has built a differentiated platform that delivers measurable impact for its customers and communities,” said Mads Jorge, Managing Director at Transom. “We are excited to partner with Ralph and the entire team to support continued investment in the Company’s innovative public safety products to advance the Company’s important purpose and mission.”

Transaction Details

Under the terms of the agreement, Transom will commence a tender offer to acquire all outstanding shares of SoundThinking’s common stock for a purchase price of $8.00 per share in cash, payable at closing, plus one non-transferable CVR, which entitles each holder thereof to receive up to an additional $3.00 per share in cash, payable upon achievement of certain revenue milestones.

The CVR will entitle shareholders to receive $0.50 per share if revenue for the Company’s ShotSpotter and SafePointe products in 2027 (plus certain revenue attributable to 2027 but recognized in 2028) is equal to or greater than $73.5 million, plus an additional $0.05 per share for every $0.5 million of such revenue in excess of this amount through $75.5 million, and an additional $0.05 per share for every $0.25 million of fiscal year 2027 revenue in excess of $75.5 million through $87 million.

If the tender offer is successfully completed, Transom will acquire all remaining shares of SoundThinking not tendered in the offer through a second step merger for the same consideration as is paid in the tender offer.

The transaction has been unanimously approved by the SoundThinking Board and is expected to close in the fourth quarter of 2026, subject to the satisfaction of customary closing conditions, including the Company’s shareholders validly tendering shares of SoundThinking’s common stock representing at least a majority of the outstanding shares of SoundThinking common stock.

In connection with the execution of the definitive transaction agreement, Transom has entered into tender and support agreements with each of Veradace Partners L.P. and Gary M. Lauder and affiliated entities, who beneficially own approximately 16% of SoundThinking’s outstanding common stock and 17% of SoundThinking’s outstanding common stock, respectively. Pursuant to those agreements, these shareholders have agreed to, among other things, tender all of their shares in the tender offer. In addition, Gary M. Lauder and affiliated entities have agreed to invest and maintain an equity position in the go forward company and will retain their proportionate CVRs from their shares of SoundThinking’s outstanding common stock.

Subject to and upon completion of the transaction, SoundThinking’s shares will no longer trade on Nasdaq, and SoundThinking will become a privately held company.

Advisors

Tidal Partners is serving as financial advisor, Cooley LLP is serving as legal advisor, and Joele Frank, Wilkinson Brimmer Katcher is serving as strategic communications advisor to SoundThinking.

Kirkland & Ellis LLP is serving as legal advisor to Transom.

About SoundThinking

SoundThinking, Inc. (Nasdaq: SSTI) is a leading public safety technology company that delivers AI- and data-driven solutions for law enforcement, civic leadership, and security professionals. SoundThinking is trusted by more than 300 customers and has worked with approximately 2,100 agencies to drive more efficient, effective and equitable public safety outcomes. The company’s SafetySmart™ platform includes ShotSpotter®, the leading acoustic gunshot detection system; CrimeTracer™, the leading law enforcement search engine; CaseBuilder™, a one-stop investigation management system; ResourceRouter™, software that directs patrol and community anti-violence resources to help maximize their impact; SafePointe®, an AI-based weapons detection system; and PlateRanger powered by Rekor®, a leading ALPR solution. SoundThinking has been designated a Great Place to Work® Company.

About Transom

Transom is a leading operationally focused private equity firm that thrives in complexity, specializing in identifying and unlocking value in the middle market. Founded in 2008 and headquartered in Los Angeles, Transom has established a strong track record across various economic cycles by employing a time-tested, operationally intensive strategy to drive transformative outcomes. Transom’s expertise spans corporate carve-outs, lender-owned businesses, undervalued public companies, and other complex situations requiring speed, flexibility, and precision. Supported by a large in-house operations team, Transom delivers tailored solutions backed with functional expertise to help companies unlock their full potential.

Transom’s sector-flexible approach is grounded in pattern recognition, value creation, and disciplined execution. The firm provides not only capital, but also the tools, insights, and operational capabilities necessary to accelerate business performance and create long-term value.

For more information, visit www.transomcap.com.

Additional Information and Where to Find It

In connection with the proposed transaction, Parent and Merger Sub will commence a tender offer for all of the outstanding shares of common stock of the Company. The tender offer described in this press release has not yet commenced. This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities of the Company. The solicitation and the offer to purchase shares of the Company’s common stock will only be made pursuant to a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and other related materials that Transom intends to file with the Securities and Exchange Commission (the “SEC”). In addition, the Company will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer.

Once filed, investors will be able to obtain a free copy of these materials and other documents filed by the Company and Transom with the SEC at the website maintained by the SEC at www.sec.gov. Investors may also obtain, at no charge, any such documents filed with or furnished to the SEC by the Company under the “Investor Relations” section of the Company’s website at ir.soundthinking.com.

INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THESE DOCUMENTS WHEN THEY BECOME AVAILABLE, INCLUDING THE OFFER TO PURCHASE AND THE SOLICITATION/RECOMMENDATION STATEMENT OF THE COMPANY, AND ANY AMENDMENTS THERETO, AS WELL AS ANY OTHER DOCUMENTS RELATING TO THE TENDER OFFER AND THE PROPOSED TRANSACTION THAT ARE FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO WHETHER TO TENDER THEIR SHARES INTO THE TENDER OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE TENDER OFFER.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, statements that refer to the transaction positioning the Company’s business for the future and enabling the Company to operate with greater flexibility as a private company; and statements regarding the structure, timing, and completion of the proposed transaction between Transom and the Company. Forward-looking statements often address expected future business and financial performance and often contain words such as “expect,” “anticipate,” “should,” “believe,” “target,” “project,” “goals,” “estimate,” “potential,” “predict,” “may,” “will,” “could,” “intend,” and similar expressions. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control and are not guarantees of future results. These forward-looking statements are based on the beliefs and assumptions of management at the time that these statements were prepared and are inherently uncertain. Such statements, events or results may not accurately indicate the timing of, or the date by which, such events or results will be consummated or achieved, if at all. These statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. You should not place undue reliance on these forward-looking statements. Such risks, uncertainties and contingencies include, among others: (i) the satisfaction or waiver of closing conditions to the potential transaction in the anticipated timeframe or at all; (ii) uncertainty as to how many of the Company’s stockholders will tender their shares in the tender offer and the possibility that the acquisition does not close; (iii) the expected timing of the potential transaction; (iv) the possibility that competing offers will be made; (v) the effect of the announcement of the potential transaction on the Company’s business relationships, including with partners, customers and employees; (vi) the magnitude of transaction-related costs associated with the potential transaction and the possibility that anticipated synergies and other anticipated benefits of the potential transaction will not be realized in the amounts expected, within the expected timeframe or at all; (vii) the risk of litigation and/or regulatory actions related to the proposed transaction; (viii) the risk that milestones under the CVRs will not be reached and that payments under the CVRs will not be made; (ix) the risk that the Company’s stock price may fluctuate during the pendency of the transaction; (x) the response of competitors and other market participants to the potential transaction; (xi) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (xii) the diversion of the Company’s or Transom’s respective management’s time and attention from ongoing business operations and opportunities; (xiii) difficulties or unanticipated expenses in connection with integrating the parties’ operations, products and employees; (xiv) the expected tax treatment of the potential transaction; (xv) the impact of global macroeconomic conditions on the Company’s business; and (xvi) other circumstances beyond the Company’s and Transom’s control, including those included elsewhere in the Company’s periodic filings with the SEC. There can be no assurance that the potential transaction described above will in fact be consummated in the manner described or at all. Stockholders, investors and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. It is not possible to anticipate or foresee all risks and uncertainties, and investors should not consider any list of risks and uncertainties to be exhaustive or complete. For additional information on identifying factors that may cause actual results to vary from those stated in forward-looking statements, please see the Company’s most recently filed Annual Report on Form 10-K for the fiscal year ended December 31,

2025 and subsequent Quarterly Reports on Form 10-Q and other SEC filings. These forward-looking statements are made as of the date of this press release and are based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Except as required by applicable law, neither the Company nor Transom undertakes any duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events, changes in its expectations or other circumstances that exist after the date as of which the forward-looking statements were made.

SoundThinking Contacts

Company Contact:

Alan Stewart, CFO

SoundThinking, Inc.

+1 (510) 794-3100

astewart@soundthinking.com

Investor Relations Contact:

Ankit Hira

Solebury Strategic Communications for SoundThinking, Inc.

+1 (203) 546-0444

SSTI@soleburystrat.com

Media Contact:

Aaron Palash / Kara Grimaldi

Joele Frank, Wilkinson Brimmer Katcher

+1 (212) 355-4449

Transom Capital Group Contact

Prosek Partners

pro-transom@prosek.com